Exhibit 5.1 & 23.2

CONYERS DILL & PEARMAN 29th Floor One Exchange Square 8 Connaught Place Central Hong Kong T +852 2524 7106 | F +852 2845 9268 conyers.com

18 November 2025

Matter No.: 838227/111241107
(852) 2842 9521
Flora.Wong@conyers.com

Amer Sports, Inc.

Cricket Square, Hutchins Drive

P.O. Box 2681

Grand Cayman KY1-1111

Cayman Islands

Dear Sirs,

Re:  Amer Sports, Inc. (the “Company”)

We have acted as special legal counsel in the Cayman Islands to the Company in connection with a registration statement on Form S-8 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the Securities Act of 1933 of the United States, as amended, (the “Securities Act”) of 11,076,907 ordinary shares of par value of EUR0.0300580119630888 per share, of the Company (the “Ordinary Shares”) to be issued pursuant to the Amer Sports, Inc. 2025 Employee Share Purchase Plan (the “Plan”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

1.	1. DOCUMENTS REVIEWED

For the purposes of giving this opinion, we have examined copies of the following documents:

1.1	the Registration Statement; and

1.2	the Plan.

We have also reviewed copies of:

1.3	the second amended and restated memorandum and articles of association of the Company certified by the Secretary of the Company on 14 November 2025;

1.4	extract of the minutes of the meeting of the directors of the Company held on 20 February 2025 and 21 February 2025 (the “Board Resolutions”);

1.5	the minutes of the annual general meeting of the Company held on 8 May 2025 (together with the Board Resolutions, the “Resolutions”);

1.6	a Certificate of Good Standing issued by the Registrar of Companies in relation to the Company on 12 November 2025 (the “Certificate Date”); and

1.7	such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

2.	2. ASSUMPTIONS

We have assumed:

2.1	the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) of all documents examined by us and the authenticity and completeness of the originals from which such copies were taken;

2.2	that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;

2.3	the accuracy and completeness of all factual representations made in the Registration Statement and the Plan and other documents reviewed by us;

2.4	that the resolutions contained in the Resolutions were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended and the Resolutions provided to us fairly and accurately presents the information and summarises the matters referred to therein and there is nothing that has been omitted therefrom that would make the Resolutions inaccurate or misleading in any respect;

2.5	that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein;

2.6	that there is no provision of any award agreement which would have any implication in relation to the opinions expressed herein;

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2.7	that upon issue of the Ordinary Shares, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof;

2.8	that on the date of issuance of any of the Ordinary Shares, the Company will have sufficient authorised but unissued Ordinary Shares;

2.9	the validity and binding effect under the laws of the United States of America of the Registration Statement in accordance with its terms and that the Registration Statement will be duly filed with the U.S. Securities and Exchange Commission (the “Commission”) and have become effective prior to the issue by the Company of any Ordinary Shares under the Plan;

2.10	the Company has not taken any action to appoint a restructuring officer;

2.11	that on the date of issuing of any Ordinary Shares, the Company is able to pay its liabilities as they become due; and

2.12	the issue of the Ordinary Shares is made in accordance with the terms and conditions of the Plan.

3.	3. QUALIFICATIONS

3.1.	We express no opinion as to the enforceability of any provision of the Plan which purports to fetter the statutory powers of the Company.

3.2.	We express no opinion with respect to the issuance of Ordinary Shares pursuant to any provision of the Plan that purports to obligate the Company to issue Ordinary Shares following the commencement of a winding up or liquidation.

3.3.	We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands. This opinion is issued solely for the purposes of the filing of the Registration Statement and the issuance of the Ordinary Shares by the Company pursuant to the Plan and is not to be relied upon in respect of any other matter.

4.	4. OPINION

On the basis of and subject to the foregoing, we are of the opinion that:

4.1	The Company is duly incorporated and existing under the law of the Cayman Islands and, based on the Certificate of Good Standing, is in good standing as at the Certificate Date. Pursuant to the Companies Act (the “Act”), a company is deemed to be in good standing if all fees and penalties under the Act have been paid and the Registrar of Companies has no knowledge that the Company is in default under the Act.

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4.2	The Ordinary Shares to be issued by the Company pursuant to the Plan and registered under the Registration Statement have been duly authorised and when issued and paid for as contemplated by the Plan, the Ordinary Shares will be validly issued, fully paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue thereof).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Yours faithfully,

 /s/ Conyers Dill & Pearman

 Conyers Dill & Pearman

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